UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 12, 2024
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GoodRx Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	001-39549	47-5104396
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 Olympic Boulevard
Santa Monica, California		90404
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (855) 268-2822
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	GDRX	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Wagner Employment Agreement

On March 13, 2024 (the “Effective Date”), GoodRx Holdings, Inc. (the “Company”), through its indirect wholly owned subsidiary, GoodRx, Inc. (“GoodRx”), and Scott Wagner, the Company’s Interim Chief Executive Officer, entered into a First Amendment (the “Amendment”) to that certain Employment Agreement, by and between GoodRx and Scott Wagner, dated April 25, 2023 (the “Employment Agreement” and, as amended by the Amendment, the “Amended Employment Agreement”). The Amendment amends the Employment Agreement to, among other things:

i.revise the term of the Employment Agreement from a term ending on April 25, 2024 to an indefinite term until terminated in accordance with the terms of the Amended Employment Agreement (the period from the Effective Date until such termination, the “New Term”);
ii.provide that Mr. Wagner will be eligible each year during the New Term to receive a cash incentive bonus targeted at 100% of his annual base salary (the “Incentive Bonus”), which will be payable if Mr. Wagner and/or GoodRx meet applicable performance goals, as determined by the Company’s Board of Directors (the “Board”) at its discretion (subject to Mr. Wagner’s continued employment through the payment date);
iii.revise the severance benefits payable to Mr. Wagner if Mr. Wagner’s employment is terminated without “cause” or due to his death, “disability” or resignation for “good reason” (each, as defined in the Amended Employment Agreement), such that Mr. Wagner will be eligible to receive (a) 12 months of continued payment of his base salary, (b) a pro-rated Incentive Bonus for the year of termination and (c) 12 months of company-reimbursed COBRA continuation coverage premiums; and
iv.clarify that neither the appointment of a Chief Executive Officer of GoodRx or Mr. Wagner’s change in position or termination of his employment in connection with the appointment of such Chief Executive Officer will constitute an event giving rise to “good reason” or will constitute a termination of Mr. Wagner’s employment without “cause”.

Pursuant to the Amended Employment Agreement, Mr. Wagner will be granted a nonqualified stock option (the “Option Award”) and a restricted stock unit award (the “RSU Award” and, together with the Option Award, the “Equity Awards”), each having a value of $4,000,000, under the Company’s 2020 Incentive Award Plan. The number of shares of the Company’s Class A common stock subject to each Equity Award will be determined by dividing $4,000,000 by (i) in the case of the Option Award, the per share Black-Scholes valuation as of the applicable grant date; and (ii) in the case of the RSU Award, the closing price over the last twenty trading days preceding the applicable grant date. Each Equity Award will vest and become exercisable, as applicable, in eight substantially equal installments beginning on May 8, 2024 (the “First Vest Date”) and thereafter on each monthly anniversary of the First Vest Date, subject to Mr. Wagner’s continued employment through the applicable vesting date.

The foregoing description of the Amendment and the changes made to the Employment Agreement do not purport to be complete and are subject to, and qualified in its entirety by, the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Departure of Directors

On March 12, 2024, Adam Karol notified the Company of his decision to resign as a member of the Board, effective as of March 22, 2024, including from his service on the Board’s Compliance Committee and Nominating and Corporate Governance Committee. Also on March 12, 2024, Stephen LeSieur notified the Company of his decision to resign as a member of the Board, effective as of March 14, 2024, including from his service on the Board’s Compliance Committee. Mr. Karol and Mr. LeSieur have each indicated to the Company that his decision to resign is not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices.

Item 7.01 Regulation FD Disclosure.

On March 14, 2024, the Company issued a press release announcing the amendment to Mr. Wagner’s employment agreement and the resignations of Mr. Karol and Mr. LeSieur, a copy of which is furnished with this Current Report on Form 8-K as Exhibit 99.1 hereto.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are included with this Current Report on Form 8-K:

10.1	First Amendment to Employment Agreement, by and between GoodRx, Inc. and Scott Wagner, dated March 13, 2024
99.1*	Press Release, dated March 14, 2024

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

* Furnished herewith

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRX HOLDINGS, INC.

Date:	March 14, 2024	By:	/s/ Karsten Voermann
Name: Karsten Voermann Title: Chief Financial Officer